Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Annual Report on Form 20-F of Brookfield Renewable Partners L.P. (“Brookfield Renewable”) of our reports dated February 28, 2018, with respect to the consolidated financial statements of Brookfield Renewable as at December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and the effectiveness of Brookfield Renewable’s internal control over financial reporting as of December 31, 2017, included herein.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

February 28, 2018